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                                                            Contact: Todd Kehrli
                                                                  MKR Group, LLC
                                                                (310) 314 - 3800


FOR IMMEDIATE RELEASE


                LARGEST SHAREHOLDER OF NEW FRONTIER MEDIA SUBMITS
                   DEMAND FOR SPECIAL MEETING OF SHAREHOLDERS

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       HOLDER OF OVER 19% OF OUTSTANDING SHARES SEEKS REMOVAL OF BOARD OF
         DIRECTORS AND ELIMINATION OF "POISON PILL" ANTI-TAKEOVER DEVICE

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BOULDER, CO, April 2, 2002 - Edward Bonn, the largest shareholder of New
Frontier Media (NASDAQ: NOOF), announced today that he has submitted a demand for a special meeting of the shareholders. Bonn, who is a director of New Frontier Media and owns approximately 19% of the Company's outstanding shares, is seeking a shareholder vote on the following matters:

        -Removal of the current Board of Directors of New Frontier Media and election of a new slate of directors; and

        -Removal of the "Poison Pill" anti-takeover device previously adopted by New Frontier Media.

"As the largest shareholder of New Frontier Media, I am taking this action today in an effort to address the important issues facing New Frontier and its shareholders," stated Edward Bonn. "I believe it is essential for New Frontier Media to identify and retain a new CEO and have an independent board to successfully execute on a business plan that will yield value for all shareholders. The potential for New Frontier Media is significant, but current management over the past several years has demonstrated that they are not qualified to undertake such an initiative. Under the supervision of a newly constituted Board of Directors, I will encourage the Board to engage in a process to identify and retain a new CEO and executive management team that is better suited to help New Frontier Media realize its full potential.

"The traditional methods of corporate governance normally used to accomplishing these required changes have met with resistance and delay," continued Mr. Bonn. "The time has come to effect the necessary changes through the vote of the shareholders -- those who have the most at stake. While I
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will also attempt to continue to work with the existing Board to address these important issues, after careful consideration of the shareholders' interests, I believe it is appropriate to begin this process to permit the shareholders to exercise their will. The shareholders have the most to lose from continued ineffective management and the most to gain from a well executed plan -- their interests must be paramount in this process, along with the interests of employees and customers."

New Frontier Media, Inc. is a distributor of adult entertainment, utilizing various electronic means of distribution.

Mr. Edward Bonn owns approximately 19% of the outstanding shares of New Frontier, most of which were acquired in 1999 in connection with New Frontier's acquisition of its Internet operations. Mr. Bonn is currently a director of New Frontier Media.

Acclaim Financial Group LLC is serving as strategic advisor to Mr. Bonn and Brobeck, Phleger & Harrison LLP is serving as his legal counsel.

MR. BONN PRESENTLY PLANS TO FILE A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE SPECIAL MEETING. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN FILED, THE PRELIMINARY PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTPP:\\ WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN'S PROXY SOLICITATION WILL BE CONTAINED IN THE PRELIMINARY PROXY STATEMENT.

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